Exhibit 10.4

FOURTH AMENDMENT TO PROPERTY MANAGEMENT AND SERVICES AGREEMENT

This Fourth Amendment to Property Management and Services Agreement (“Fourth Amendment”) is made and entered into as of March 1, 2009 (the “Effective Date”) by and between Glenborough, LLC, a Delaware limited liability company (“Glenborough”) and Rancon Realty Fund IV, a California limited partnership (“Rancon”).

RECITALS

Rancon and Glenborough’s predecessor in interest Glenborough Properties, L.P. entered into that certain Property Management and Services Agreement dated July 30, 2004 (the “Original Agreement”), which agreement has been modified to date by that certain First Amendment to Property Management and Services Agreement dated as of September 30, 2005 (the “First Amendment”), that certain Second Amendment to Property Management and Services Agreement dated as of December 1, 2005 (the “Second Amendment”), and that certain Third Amendment to Property Management and Services Agreement, dated as of May 1, 2006 (the “Third Agreement”). The term “Agreement”, as modified by this Fourth Amendment, will refer to the Original Agreement as modified by the First, Second and Third Amendments.

Glenborough Properties, L.P.’s rights and obligations under the Agreement were assigned to Glenborough, LLC by way of that certain Assignment dated as of November 29, 2006.

Glenborough and Rancon now desire to further modify and amend the Agreement as follows:

AGREEMENT

1.	The Asset and Partnership Services Fee as described in Section 7.1.2 of the Agreement shall be reduced from $300,000 per year to $250,000 per year, effective as of the date first above written.

2.

The Property Management Fee as described in Section 7.1.1 of the Agreement shall be reduced from 3% of Gross Rental Revenue to 2.5% of Gross Rental Revenue, effective as of the date first above written.

3.

The fee payable for lease renewals and expansions as described in Section 7.1.3(a)(2) shall be reduced from 2.5% of base rent due during the renewal period and/or attributable to the expansion area during the term of the lease to 2% of such amounts, effective as of the date first above written.

4.

The Sales Fee previously payable to Glenborough per Section 7.1.3(b) shall be reinstated effective as of the date hereof and shall remaining place throughout the term of the Agreement, but in an amount equal to 1% on all property sales, rather than 2% on improved property or 4% on unimproved property.

5.

The Term of the Agreement as defined in Section 2.1 is hereby extended to the earlier to occur of (i) 11:59 p.m. on December 31, 2015 or (ii) the completion of the sale of all of the real property assets of Rancon and its subsidiaries to unaffiliated third parties and the payment to Glenborough of the Dissolution Fee described in Section 7.1.3(d) of the Agreement, and any references to annual renewal/termination rights are hereby deleted.

6.	Exhibit A to the Agreement is hereby deleted and replace with the Exhibit A attached hereto.

7.	Except to the extent modified herein, all other terms, covenants and conditions of the Agreement shall remain in full force and effect.

GLENBOROUGH:	RANCON:

GLENBOROUGH, LLC	RANCON REALTY FUND IV,
A Delaware limited liability company	a California limited partnership

By:	Andrew Batinovich	By:	/s/ Daniel L. Stephenson
Andrew Batinovich	Daniel L. Stephenson
President and CEO	General Partner

By:	RANCON FINANCIAL CORPORATION, a California corporation, General Partner By: /s/ Daniel L. Stephenson Daniel L. Stephenson President